Exhibit 10.19

METAMORPHIX, INC.

SHAREHOLDERS AGREEMENT

Dated as of February 28, 2002

METAMORPHIX, INC.
SHAREHOLDERS AGREEMENT

          This SHAREHOLDERS AGREEMENT (the “Agreement”) is dated as of the 28th day of February, 2002, and is entered into by and among MetaMorphix, Inc. (the “Company”), a Delaware corporation, and each of the several shareholders of the Company executing a counterpart of this Agreement from time to time and so long as such parties hold any Shares (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

          WHEREAS, on the date hereof, Celera (as defined below) and the Company have entered into the Series E Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which Celera purchased from the Company certain shares of capital stock of the Company, upon the terms and conditions set forth therein; and

          WHEREAS, the Stock Purchase Agreement requires that, as a condition to the consummation of the transactions contemplated thereby, the Shareholders shall enter into this Agreement; and

          WHEREAS, the Shareholders desire to enter into certain agreements among themselves and with the Company relating to the ownership and operation of the Company, all as set forth herein.

          NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

GENERAL PROVISIONS; INTERPRETATION

          Section 1.01 Term. This Agreement shall remain in effect from the date hereof until the consummation of a firm commitment underwritten initial public offering of the Company’s common stock pursuant to which the Company raises gross proceeds of at least $15 million and in connection with the common stock is listed or qualified for trading on the New York Stock Exchange or the NASDAQ Stock Market; provided that notwithstanding termination of the term hereof, the right of the Shareholders pursuant to Section 2.04 to have legends removed from their stock certificates shall survive. Termination of the term of this Agreement shall not relieve any party from any liabilities accrued hereunder prior to such termination, including any liabilities arising out of or resulting from a breach of this Agreement.

          Section 1.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

          (a) “Celera” means PE Corporation (NY), a New York corporation, acting through its Celera Genomics Group, and any of its permitted successors and assigns.

          (b) “Shares” means, except as otherwise expressly provided herein, all shares of capital stock of the Company held by the Shareholders, as well as any other securities issuable to the holders thereof as holders of such Shares, including, without limitation as a result of or in connection with (i) any recapitalization or reclassification, including any stock split or reverse stock split, (ii) any merger or consolidation, or (iii) any dividend or distribution in respect of the Shares.

          (c) “Strategic Shareholder” means, in reference to Celera, Celera so long as Celera owns at least 75% of the number of Shares acquired pursuant to the Stock Purchase Agreement.

          (d) “Transfer” means any sale, assignment, pledge, encumbrance, gift, or other transfer or disposition of any nature.

          Section 1.03 Singular and Plural; Gender. Whenever appropriate in the context, terms used in this Agreement in the singular also include the plural, and vice versa, and each masculine, feminine or neuter pronoun shall also include the other genders.

          Section 1.04 Meaning of Including. As used herein, the word “including” shall be deemed to mean “including, without limitation,” unless otherwise expressly provided in any instance.

          Section 1.05 Headings. The article, section and other headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions of this Agreement.

          Section 1.06 Drafting. The parties agree that if any ambiguity or question of intent or interpretation regarding this Agreement may arise, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

TRANSFER PROVISIONS

          Section 2.01 Transfers Restricted. Subject to Section 2.05, no Shareholder shall Transfer any Shares, except a Shareholder may sell Shares to third parties in bona fide transactions subject to compliance with this Article II, the Right of First Refusal in Article III and the Tag Along Right and Drag Along Right in Article IV.

To extent the Company has approval or consent rights with respect to any Transfer of shares by a stockholder of the Company not a party to this Agreement holding at least five percent (5%) of the capital stock of the Company on a fully-diluted basis, the Company will not approve and/or consent to a Transfer or series of Transfers by such stockholder that would result in an aggregate of ten percent (10%) of the capital stock of the Company being Transferred without the prior written consent of Celera. Any Transfer of Shares which is not in compliance with such provisions shall be void ab initio. The Company shall make a notation in its records of all restrictions on transfer of the Shares. The Company shall not be required (a) to transfer on its books any Shares which shall have been sold, transferred, assigned or pledged in violation of any of the provisions set forth herein, or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been purported to be so transferred.

          Section 2.02 Transferees Bound. Notwithstanding anything to the contrary contained in this Agreement, no Shareholder or any person to whom Shares are Transferred hereafter may Transfer any Shares unless prior to such Transfer, each proposed transferee executes and delivers to the Company and the other Shareholders a written agreement (in form and substance reasonably satisfactory to them) in which such Transferee agrees to be bound by the terms of this Agreement with the same force and effect as if such transferee were deemed to be a Shareholder for all purposes hereof. Any such Transferee which executes and delivers such a written agreement shall be entitled to all of the benefits of the Transferor Shareholder under this Agreement but shall also be subject to all of the obligations of the Transferor Shareholder under this Agreement. A valid Transfer of Shares hereunder shall not relieve any Transferor Shareholder of any accrued liabilities or obligations hereunder.

          Section 2.03 Compliance with Securities Laws. No Shares shall be Transferred (and no Transfer shall be effective) unless (a) prior to the consummation thereof, the Transferee of such Shares shall have made such written representations and warranties to the Company which, in the Company’s sole judgement, are required to ensure compliance with applicable securities laws (including, without limitation, written representations and warranties regarding such Transferee’s investment intent and suitability as an investor in the Company) and (b) if required by the Company in its sole discretion, the Company is provided with an opinion of counsel stating that such Transfer is exempt from the Securities Act of 1933, as amended (the “Securities Act”) and is permissible under all other applicable Federal and state securities laws without registration or qualification of any security or any person or entity.

          Section 2.04 Legends. Each certificate representing the Shares shall bear legends in substantially the following form (in addition to any legend required under applicable state securities laws):

          (a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS (THE “STATE LAWS”) NOR IS SUCH REGISTRATION CONTEMPLATED. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR THE STATE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IF CLAIMING SUCH EXEMPTION, AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE BOARD OF DIRECTORS OF THE COMPANY STATING THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE ACT OR STATE LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

          (b) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, AN AGREEMENT AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS SECURITIES, A COPY OF WHICH IS ON FILE AT AND MAY BE OBTAINED FROM THE PRINCIPAL OFFICE OF THE COMPANY.

          The Company shall promptly reissue a certificate representing Shares without the legend referenced in clause (a) above at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the Shares subject to such certificate may lawfully transferred without registration, qualification or legend. The Company shall promptly reissue a certificate without the legend referenced in clause (b) above at the request of any holder thereof upon the termination of the term of this Agreement pursuant to Section 1.01(a) or if the Shareholders otherwise unanimously agree in writing to release the Shares represented by such certificate from the restrictions in this Agreement.

          Section 2.05 Exempt Transfers . The provisions of Article III and Article IV will not apply to (i) any transfer or transfers by a Shareholder which in the aggregate, over the term of this Agreement, (A) amount to no more than five percent (5%) of the Shares owned by the Shareholder as of the date hereof (as adjusted for stock splits, dividends and the like) and (B) amount to no more than one percent (1%) of the outstanding capital stock of the Company on a fully diluted basis, (ii) transfers to which the transferee (a) is a subsidiary, stockholder, partner, general partner, limited partner, retired partner, member or retired member of such transferor, or (b) is an entity affiliated by common control (or other related entity) with such transferor or its affiliates, (iii) any transfer to the ancestor, descendants or spouse of a Shareholder or to trusts made pursuant to Clause (ii), and (iv) any transfer by The Johns Hopkins University (“JHU”) to any of its professors, divisions, departments, employees, past professors or employees or other affiliates of JHU in accordance with JHU’s intellectual property policies pertaining to the internal distribution of equity; provided that the transferee must enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if it were an original party hereunder.

ARTICLE III.

RIGHT OF FIRST REFUSAL

          Subject to Section 2.05 and any transaction subject to and for which the applicable Shareholders have exercised the Drag-along Rights in Section 4.03, no Shareholder may Transfer any Shares except sales to third parties pursuant to bona fide, binding written offers (each an “Offer”), subject to compliance with the following right of first refusal in favor of the Company and the other Shareholders (the “Right of First Refusal”):

          Section 3.01 Notice of Intent to Transfer Shares. Any Shareholder which receives an Offer (the “Selling Shareholder”) shall deliver a written notice (the “Notice”) to the Company and any other Shareholders stating (a) his or her bona fide intention to sell such Shares to the third party who or which has made an Offer to purchase such shares in writing, (b) the number of Shares proposed to be sold pursuant to the Offer (the “Offered Shares”), (c) the price per Share at which Shareholder proposes to sell the Offered Shares (which must be payable in cash upon the sale), and other terms and conditions of sale, and (d) the name and address of the proposed purchaser (the “Third Party Purchaser”). The Notice shall include a copy of the document evidencing the Offer of the Third Party Purchaser to purchase the Offered Shares. The Notice shall be deemed an irrevocable notice to sell the Offered Shares on the terms and conditions set forth therein.

          Section 3.02 Purchase by Company. For a period of ten (10) days following receipt of any Notice described in Section 3.01, the Company will have the right to purchase all (but not less than all) of the Offered Shares subject to such Notice on the same terms and conditions as set forth therein. The Company’s purchase right must be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Selling Shareholder within such ten (10) day period. The Company will effect the purchase of the Offered Shares, including payment of the purchase price, if at all, not more than fifteen (15) business days after delivery of the Company’s Notice, and at such time the Selling Shareholder must deliver to the Company the certificate(s) representing the Offered Shares to be purchased by the Company, each certificate to be properly endorsed for transfer. The Offered Shares so purchased must thereupon be cancelled and cease to be issued and outstanding shares of the Company’s Preferred Stock or Common Stock, as the case may be.

          Section 3.03 Purchase by other Shareholders. In the event that the Company does not elect to purchase all of the Offered Shares pursuant to its rights under Section 3.02 within the period set forth therein, the Selling Shareholder must promptly give written notice (the “Second Notice”) to each of the other Shareholders, which must set forth the number of Offered Shares not purchased by the Company and which must include the terms of the Notice set forth in Section 3.01. The other Shareholders shall then be entitled to purchase all (but not less than all) of the Offered Shares at the same price as set forth in the Offer, and otherwise on substantially the same terms and conditions as those set forth in the Offer, as follows:

          (a) Manner of Exercise. Each of the other Shareholders must exercise this right by giving written notice to the Selling Shareholder within twenty (20) business days after receipt of the Second Notice by the other Shareholders. Such written notice must specify the number of Shares that the other Shareholder intends to purchase, up to its pro rata share based on its fully diluted interest in the Company. The Shareholders that fully exercise the Right of First Refusal shall have a right of over-allotment such that they may purchase their full pro rata share (relative to the other Shareholders that are entitled to the over-allotment option) of the Shares not being purchased by the other Shareholders. The Selling Shareholder shall give such Shareholders written notice of the over allotment option (including the available number of Shares) after determining the number of Shares available for the over-allotment option, if any, and such Shareholders shall have five (5) business days after receipt of such notice to exercise the over allotment option by written notice to the Selling Shareholder. In order for the Right of First Refusal to be effectively exercised, the Company and/or one or more of the other Shareholders must agree to purchase, in the aggregate, all of the Offered Shares.

          (b) Closing. If the Right of First Refusal is effectively exercised by the other Shareholders, then the other Shareholders’ purchase of the Shares shall occur as soon as practicable after they exercise the Right of First Refusal pursuant to clause (a) above, but in no event later than thirty (30) days thereafter (and the transfer of all of such shares shall occur simultaneously). Any shares sold to the other Shareholders pursuant to this Article III shall be sold to them free and clear of all liens and encumbrances, and shall otherwise be documented on customary terms and conditions consistent with the Second Notice.

          Section 3.04 Sale to Third Party. If the Company and/or the other Shareholders do not exercise the entire Right of First Refusal under this Article III, as provided in Sections 3.02 and 3.03 above, then the Selling Shareholder may sell all (but not less than all) of the Offered Shares to the Third Party Purchaser at the price specified in the Offer or at a higher price (and otherwise on the same terms and conditions as set forth in the Offer) subject to compliance with Articles II and IV hereof, provided that such sale is consummated within three (3) months after the date of the later of the Notice or the Second Notice, as applicable. Any proposed sale to be consummated after the expiration of such three (3) month period shall again be subject to the Right of First Refusal set forth in this Article III.

ARTICLE IV.

CO-SALE PROVISIONS

          Section 4.01 Notice of Sale. If (after complying with Article III) a Selling Shareholder (or Selling Shareholders acting in concert) accepts an Offer to purchase Shares which would result in the acquisition by any person, entity or group of related persons or entities of more than 50% of the outstanding voting power of the Company (a “Company Sale”), then the Selling Shareholder or Selling Shareholders shall give the other Shareholders and the Company prompt written notice thereof, including a copy of the accepted offer (a “Sale Notice”).

          Section 4.02 Tag Along Right. In the event of any Company Sale which is not subject to, or with respect to, or with respect to which the requisite Shareholders have not exercised the Drag-along Rights in Section 4.03, each of the other Shareholders shall have the right to participate in such Company Sale by including all of its Shares in such Company Sale (the “Tag Along Right”). The Tag Along Right shall be exercised by each of the other Shareholders by giving written notice to the Selling Shareholder or Selling Shareholders within ten (10) business days following receipt of the Sale Notice from the Selling Shareholder or Selling Shareholders, which written notice shall state the number of Shares which such other Shareholder intends to include in the Company Sale. With respect to any of the other Shareholders that exercise their Tag Along Right, the Company Sale may not occur unless such Shares are included in the Company Sale at the same time and on the same terms and conditions as are applicable to the Shares being sold by the Selling Shareholder or Selling Shareholders; provided that no such Shareholder shall be required to make any representation or warranty (other than that such Shareholder has good title to the Shares being sold by such Shareholder, free and clear of any liens and authority to sell), or covenant or indemnity except that such Shareholder shall be required to participate in all indemnification obligations on a pro rata basis so long as such Shareholder’s liability (absent fraud) in connection with such sale shall not exceed such Shareholder’s proceeds from such sale.

          Section 4.03 Drag-Along Right.

          (a) In the event that one or more Shareholders holding Shares aggregating more than 50% of the outstanding voting power of the Company (the “Triggering Shareholders”) determines to effect a Company Sale or sell or otherwise dispose of all or substantially all of the assets of the Company determined on a consolidated basis or all or substantially all of the capital stock of the Company in a bona fide negotiated transaction and such transaction has been approved by all holders of Shares entitled to approve or consent to such transaction (an “Approved Sale”), each Shareholder shall be obligated to and shall upon written request of the Triggering Shareholders: (i) consent to and raise no objections against the Approved Sale, (ii) if the Approved Sale is structured as (A) a merger or consolidation, waive any dissenters or similar rights in connection with such merger or consolidation, (B) a sale of capital stock, agree to sell all of his Shares on the terms and conditions approved by the Triggering Shareholders, or (C) as a sale of assets, vote in favor of such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, (iii) execute and deliver such instruments of conveyance and transfer and take all other necessary or desirable actions in connection with the consummation of the Approved Sale reasonably requested by the Triggering Shareholders (including, without limitation, executing any purchase agreements, merger agreements, escrow agreements and related agreements) and (iv) join on a pro rata basis (based on the share of the aggregate proceeds received by such Shareholder from such Approved Sale) in any indemnification or other obligations that the Triggering Shareholders agree to provide in connection with such Approved Sale other than any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding title to and ownership of Shares; provided that (i) any Shareholder’s aggregate liability (absent fraud) in connection with such Approved Sale shall not exceed such Shareholder’s proceeds from such Approved Sale and (ii) that no such Shareholder shall be required to make any representation or warranty (other than that such Shareholder has good title to the Shares being sold by such Shareholder, free and clear of any liens and authority to sell), or covenant or indemnity except that such Shareholder shall be required to participate in all indemnification obligations on a pro rata basis so long as such Shareholder’s liability (absent fraud) in connection with such sale shall not exceed such Shareholder’s proceeds from such sale.

ARTICLE V.

PRE-EMPTIVE RIGHTS

          Section 5.01 General. If the Company hereafter proposes to offer to sell any shares of its capital stock (or securities convertible or exchangeable into such capital stock), it shall give Celera written notice thereof, describing the securities to be offered, the price, and the other terms and conditions upon which the Company proposes to issue such capital stock. Celera shall have a right to participate in such offering on a pro rata basis (i.e., based on the percentage of the Company owned by Celera on a fully-diluted basis). Celera shall have fifteen (15) business days after receipt of written notice of any such offering to exercise its pre-emptive right.

          Section 5.02 Company’s Right To Issue to Third Parties. To the extent that Celera does not exercise its preemptive right as provided in Section 5.01, then the Company shall have one hundred twenty (120) days thereafter to offer shares not subscribed for to third party investors at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to Celera as provided in Section 5.01 above; provided, that, if either (a) any such purchaser acquires more than five percent (5%) of the capital stock of the Company or (b) after such issuance, the Shareholders who are a party to this Agreement would hold, in the aggregate, less than fifty-one percent (51%) of the issued and outstanding shares of the voting stock of the Company (based on the number of votes per share), then as a condition to such issuance the Company shall obtain the written agreement of either the purchaser or purchasers of such shares, or such other additional shareholders of the Company as maybe chosen at the Company’s discretion to be a party to this Agreement and be subject to the terms and conditions applicable to the Shareholders contained herein with respect to the shares acquired or held by them, such that after the issuance the Shareholders who are a party to this Agreement hold, in the aggregate, fifty-one percent (51%) of the issued and outstanding voting stock of the Company (based on the number of votes per share).

          Section 5.03 Exclusions. The pre-emptive right set forth in this Article V shall not be applicable to transactions involving any of the following securities: (a) options issued to Company employees or directors pursuant to any stock option, stock purchase or similar benefit plan or warrants issued to consultants in consideration for services provided, or securities issued pursuant to the exercise of options issued under any such stock option plan or upon exercise of such warrants, (b) capital stock of the Company issued pursuant to any rights or agreements including, without limitation, rights, warrants or other securities exercisable for or exchangeable or convertible into capital stock of the Company (other than any warrants, whenever issued, or any of the benefit plans referred to in clause (a) above), provided that the pre-emptive right under this Article V applied with respect to the initial sale or grant by the Company of such rights, warrants or other securities, (c) any security issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, (d) any securities issued in connection with any stock split, stock dividend, reverse stock split applied without discrimination among the Company’s shareholders; provided that, if either (i) the acquiror (as a result of the issuance of such securities) holds at least five percent (5%) or more of the capital stock of the Company or (b) after such issuance, the Shareholders who are a party to this Agreement would hold, in the aggregate, less than fifty-one percent (51%) of the issued and outstanding shares of the voting stock of the Company (based on the number of votes per share), then as a condition to the issuance the Company shall obtain the written agreement of the acquiror of such shares, or such other additional shareholders of the Company as may be chosen at the Company’s discretion, to be a party to this Agreement and be subject to the terms and conditions applicable to the Shareholders contained herein with respect to the shares acquired or held by them, such that after such issuance the Shareholders who are a party to this Agreement hold, in the aggregate, fifty-one percent (51%) of the issued and outstanding voting stock of the Company (based on the number of votes per share), (e) any capital stock of the Company issued pursuant to a Qualified Financing (as defined in the Certificate of Designations of Series E Preferred Stock) and (f) any capital stock of the Company issued pursuant to the conversion of the 10.9% Convertible Promissory Notes of the Company issued between November 1999 and December 2001 and any 8% Convertible Promissory

Notes of the Company issued prior to the date of this Agreement pursuant to that certain Offering Memorandum dated November 30, 2001 of the Corporation as in effect on January 22, 2002.

ARTICLE VI.
BOARD OF DIRECTORS; APPROVAL MATTERS

          Section 6.01 Board of Directors. So long as Celera is a Strategic Shareholder, Celera shall have the right to designate one (1) nominee to serve as a director (or the equivalent for entities other than corporations) of the Company (collectively, “Company Board”). The Company and the Shareholders agree to cause the person so named to be nominated for election to the Company Board at the time and in the manner proper for such nomination, whereupon the Shareholders and the Company agree to cast all of the votes they are entitled to cast in such election (whether at an annual or special meeting of shareholders or by written consent in lieu of a meeting or otherwise) for the election of such nominees to the Company Board. In the event of a vacancy due to the resignation, removal, death or incapacity of a Celera nominee on any Company Board, Celera shall be entitled to designate a successor to fill such vacancy. A Celera nominee on the Company Board may not be removed without the consent of Celera except for good cause. No action of the Company Board may be taken by written consent unless such written consent is unanimous.

          Section 6.02 Matters Requiring Celera Approval. So long as Celera is a Strategic Shareholder, the Company shall not take and shall cause its Subsidiaries not to take, and the other Shareholders shall not authorize or permit the Company or any of its Subsidiaries to take, any of the following actions without Celera’s prior written consent:

          (a)  Winding up, dissolving, or liquidating the Company;

          (b)  Substantially and fundamentally changing the nature of the Company’s business from the business as conducted on the date hereof or as proposed to be conducted on the date hereof (whether through organic growth, acquisition, or otherwise);

          (c)  Selling or otherwise disposing of all or substantially all of the Company’s business in one or a series of related transactions, whether effected by sale or license of assets, merger, consolidation, sale of stock, or otherwise (including any transaction(s) pursuant to which more than 50% of the voting power of the Company is passed to or acquired by a person or entity or group of related persons or entities);

          (d)  Entering into any material contract or transaction with any affiliate of the Company (which for these purposes would include, but not be limited to, the officers and directors of the Company, their family members, and the affiliates of all of such parties) (“Affiliate Contracts”) other than Affiliate Contracts which do not individually or in the aggregate exceed $100,000 in value; and

          (e) Effecting any amendment to the Company’s Certificate of Incorporation or By-laws which is reasonably likely to have an adverse effect on Celera’ s rights pursuant to this Agreement or the Certificate of Incorporation.

Provided such repayment is permitted pursuant to Section 7.06 hereof, Section 6.02(d) shall not require Celera’s approval for the repayment of loans to Shareholders outstanding on the date hereof with proceeds of any future financing, provided, that no more than 10% of such net proceeds maybe used to repay such existing Shareholder loans.

ARTICLE VII. COMPANY COVENANTS

          Section 7.01 Basic Financial Information and Reporting.

          (a) The Company will maintain true books and records of account at the Company’ principal place of business in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied. The Company will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (b) The Company shall prepare, or have prepared by its auditors, monthly, quarterly and annual financial statements for the Company. The Company shall provide each Shareholder a copy of such financial statements promptly after the preparation thereof. Such financial statements: (i) shall include balance sheets, income statements, statements of stockholder equity, and cash flow statements; (ii) in respect of annual statements only, shall be prepared in accordance with generally accepted accounting principles; (iii) shall be certified (subject to audit) by the Company’s chief financial officer or chief executive officer; and (iv) if audited, shall be accompanied by an appropriate report of such auditors.

          Section 7.02 Inspection Rights. Each Shareholder shall have the right to visit and inspect, during normal business hours and on a mutually agreed upon, prearranged date, any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, to examine the books of accounts and records and to review such other information as is reasonably requested for any proper purpose reasonably related to such Shareholder’s interest in the Company and its rights and responsibilities as a shareholder of the Company.

          Section 7.03 Reporting of Other Events. The Company shall give Celera prompt written notice of (a) any legal action suit or claim, or administrative or governmental investigation or proceeding, which has been instituted against or with respect to the Company or which has been threatened in writing, or (b) any other material event, which in the case of either (a) or (b) could have a material adverse effect on the Company, its business, financial condition, or prospects.

          Section 7.04 Confidentiality of Records. Each Shareholder agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Shareholder uses to protect its own confidential information to protect Company confidential information furnished to it (so long as such information is not in the public domain). This Section 7.04 shall not prohibit a Shareholder from disclosing Company confidential information to its officers, directors, employees, legal counsel, accountants, consultants with whom such Shareholder has a confidentiality agreement and representatives, and those of its affiliates, for the purposes described in Section 7.02 as long as such parties are advised of the confidentiality provisions of this Section 7.04.

          Section 7.05 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of preferred stock, all common stock issuable from time to time upon such conversion.

          Section 7.06 Dividends; Repayment of Shareholder Loans. Notwithstanding anything in this Agreement to the contrary, the Company may not declare, pay or set aside for payment any dividends to Shareholders or repay any outstanding Shareholder loans until Celera has received full payment in immediately available funds of all amounts due and payable to Celera pursuant to Section 4.1 of that certain Livestock Database License Agreement dated the date hereof by and among Celera and the Company.

          Section 7.07 No Conflicts. The Company represents and warrants that there are no agreements with any existing stockholders that conflict with the rights of the Shareholders in this Agreement.

          Section 7.08 Stockholders Not Parties to the Agreement. The Company agrees to use its commercially reasonable best efforts to cause each of the existing stockholders, holding at least five percent (5%) of the capital stock of the Company and any future stockholder holding at least five percent (5%) of the capital stock of the Company, not a party to this Agreement to become a party to this Agreement and be subject to the terms and conditions applicable to Shareholders contained herein.

ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES

          Each Shareholder hereby represents and warrants to each other Shareholder, and the Company hereby represents and warrants to each of the Shareholders, as follows as of the date of execution of this Agreement by such Shareholder or the Company, as applicable:

          Section 8.01 Organization and Good Standing. If such party is an entity, such entity has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which such entity was formed.

          Section 8.02 Power and Authority. If such party is an entity, such party has all requisite corporate or other organizational power and authority, and if such party is a natural person, such party has legal capacity, to enter into this Agreement and to consummate the transactions contemplated hereby.

          Section 8.03 Due Authorization. If such party is an entity, the execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational proceedings.

          Section 8.04 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby:

          (a) if such party is an entity, violates or conflicts with such party’s charter documents;

          (b) results in the creation of any lien or encumbrance upon any of the properties of such party;

          (c) violates or conflicts with, or constitutes a default under, or results in a breach of (including any circumstances that would result in any of the foregoing with notice or lapse of time or both), or requires any consent, authorization or approval under, any contract or agreement to which such party is a party or by which such party or its assets or properties are bound; or

          (d) (i) legally requires such party to obtain any consent, authorization or approval of, or make any filing with, any governmental agency, body or instrumentality (whether federal, state, local or foreign) or other entity or (ii) violates any provision of (x) any applicable law or (y) any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree to which such party is a party or by which such party or any of its properties is subject.

          Section 8.05 Enforceability. This Agreement is a valid and binding agreement of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally, and the application of equitable principles (whether considered in a proceeding at law or in equity).

ARTICLE IX.

MISCELLANEOUS

          Section 9.01 Implementation of Agreement. The Shareholders hereby agree, for their successors and assigns, heirs, and legal representatives, to take such actions (including the execution and delivery of such further instruments and documents), as may be required to give full effect the provisions of this agreement and the transactions, rights and obligations contemplated hereby. Without limitation of the foregoing, such actions shall include, without limitation, voting of Shares at shareholder meetings (or in written consents), and causing any nominees on the Company’s board of directors to vote at board meetings (or in written consents) in a manner which is consistent with this Agreement and gives full effect to the transactions, rights, and obligations contemplated hereby.

          Section 9.02 No Agency. The relationship among the parties to this Agreement shall be strictly contractual in nature and, except as required by or implicit in law, there shall not be any agency or fiduciary relationship among them arising out of this Agreement. No party to this Agreement shall identify itself as or hold itself out to be the agent of any other party to this Agreement or an affiliate of any such other party.

          Section 9.03 Expenses. Except as may otherwise be expressly provided herein, each of the parties hereto shall bear its own costs and expenses, including fees and disbursements of their counsel and accountants, in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

          Section 9.04 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT CONSIDERATION OF PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS.

          Section 9.05 Specific Performance; Remedies. Each of the parties agrees that damages for a breach of or default under this Agreement would be inadequate and that in addition to all other remedies available at law or in equity that the parties and their successors and assigns shall be entitled to specific performance or injunctive relief, or both, in the event of a breach or a threatened breach of this Agreement. In any legal action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable expenses, charges, court costs and reasonable attorneys’ fees in addition to any other available remedy at law or in equity. All rights and remedies specified herein are in addition to, and not in substitution of, all rights and remedies available at law or in equity.

          Section 9.06 Notices. All notices, requests, demands or other communications made pursuant to this Agreement shall be in writing in the English language and shall be addressed (a) if to any Shareholder, to such Shareholder’s address or telecopy number as set forth on such Shareholder‘s signature page to this Agreement, or (b) if to MetaMorphix, Inc., 1450 South Rolling Road, Baltimore, Maryland 21227, facsimile number (410) 455-5885, to the attention of the President, with a copy to William E. Carlson, Esq., Shapiro Sher & Guinot, P.A., 36 South Charles Street, Baltimore, Maryland 21201. Any party may change its address for purposes of this Section 9.06 by notice to the other parties of such change in the manner specified above. Notices, requests, demands or other communications shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (postage prepaid, return receipt requested), upon the earlier of actual delivery or three (3) business days after being mailed, (iii) if delivered by overnight courier or similar service, upon delivery, or (iv) if given by facsimile, upon receipt of confirmation of transmission by facsimile; provided that if such notices or other communications would otherwise be deemed given on a day which is not a business day, the delivery shall be deemed the first business day following such day.

          Section 9.07 Assignment Successors. This Agreement shall be binding upon and inure to the benefit of any permitted successors and assigns of any party hereto. The Company may not, and other than in connection with a permitted transfer of Shares hereunder no Shareholder may, assign or delegate its rights or obligations hereunder. Without limitation of the foregoing, except as may otherwise expressly be provided herein, a permitted transferee of Shares shall be subject to all of the obligations and entitled to all of the benefits hereunder applicable to such Shares and the holder of such Shares hereunder or under applicable law prior to the transfer.

          Section 9.08 Entire Agreement. This Agreement constitutes the entire and sole agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding, agreements, representations or warranties, whether oral or written, with respect to the subject matter hereof.

          Section 9.09 Severability. Any provision of this Agreement which may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 9.10 Time. Subject to any required notice and the lapse of any applicable cure periods, time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is specifically expressed to be a factor.

          Section 9.11 Modification, Amendment, Waiver. No modification or amendment of any provision of this Agreement shall be effective unless approved in writing by all of the parties to the Agreement affected by such modification or amendment. No party shall be deemed to have waived compliance by any other party with any provision of this Agreement unless such waiver is in writing, and the failure of any party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of any party thereafter to enforce such provisions in accordance with their terms. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision of this Agreement. No waiver of any breach of any provision of this Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision of this Agreement.

          Section 9.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed to be an original, shall be construed together and shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          This Shareholders Agreement is hereby executed as of the date first above written.

METAMORPHIX, INC.

By:	/s/ Edwin C. Quattlebaum

Name: Edwin C. Quattlebaum.
Title: President and CEO

[SIGNATURE PAGE TO METAMORPHIX SHAREHOLDERS AGREEMENT]

          This Shareholders Agreement is hereby executed as of the date first above written.

AMERICAN HOME PRODUCTS
CORPORATION, by and through
GENETICS INSTITUTE,LLC

By:	/s/ Jeffrey S. Sherman (SEAL)

Name: Jeffrey S. Sherman
Title:Vice President

Address of Shareholder:

Date of Execution:

          This Shareholders Agreement is hereby executed as of the date first above written.

THE JOHNS HOPKINS UNIVERSITY

By:	/s/ william E. Snow. Jr. (SEAL)

Name: william E. Snow. Jr.
Title: Treasurer

Address of Shareholder:

Johns Hopkins University
Office of the Teasurer
Suite E200, 1101 East 33rd Street
Baltimore, MD 21218

Date of Execution: 2/14/02

[SIGNATURE PAGE TO METAMORPHIX SHAREHOLDERS AGREEMENT]

          This Shareholders Agreement is hereby executed as of the date first above written.

Star Biotech Inc. formerly BIOSTAR, INC.

By	/s/ Todd Lahti (SEAL)

Name: Todd Lahti
Title: Treasurer

Address of Shareholder:

Saskatoon SK.

Date of Execution:

[SIGNATURE PAGE TO METAMORPHIX SHAREHOLDERS AGREEMENT]

          This Shareholders Agreement is hereby executed as of the date first above written.

/s/ Se-Jin Lee (SEAL)
Se-Jin Lee, M.D., Ph.D.

Address of Shareholder:

6711 Chokeberry Road
Baltimore, MD 21209

Date of Execution: 2/14/02

[SIGNATURE PAGE TO METAMORPHIX SHAREHOLDERS AGREEMENT]

PE CORPORATION (NY)

By:	/s/ Ugo D. DeBlasi (SEAL)

Ugo D. DeBlasi
Assistant Controller

Address of Shareholder:

Date of Execution: